Exhibit 4.32
                                                          10/9/03


La Jolla Cove Investors, Inc.
1795 Union Street, 3rd floor
San Francisco, CA 94123
Attn:        Mr. Travis Huff, Portfolio Manager

          Re:      USA Technologies, Inc.

Dear Mr. Huff:

         As you know, the SEC staff has indicated that the issuance by USA to La Jolla in March 2003 of warrants to purchase up to 9,000,000 shares of common Stock may be in violation of the registration provisions of the 1933 Act. In such event, La Jolla has rescission rights in connection these warrants under
Section 12(1) of the 3.933 Act. These warrants (which were in addition to the conversion warrants issuable at the time of conversion of the convertible debenture) had been granted to La Jolla in recognition of the delay in having the resale registration statement declared effective on a timely basis. On the date hereof, USA and La Jolla agree that these 9,000,000 warrants (none of which have been exercised) are hereby canceled and rescinded and of no further force or effect whatsoever.

          This will also confirm that as of the date hereof, La Jolla holds additional warrants to purchase up to 17,465,376 shares of Common Stock at $.1008 per share. These so-called "conversion warrants" were issued to La Jolla in Connection with and at the time of the conversions of the convertible debenture on April 18. 2003, April 24, 2003 and June 2. 2003. The Common Stock underlying these warrants had originally been included in the November 8, 2002 registration statement. The SEC staff indicated that because the Conversion warrants had not vested as of November e, 2002, the shares underlying the warrants had to be removed from the registration statement. USA will include these Shares in the new resale registration statement to be filed with the SEC within the next several weeks.

          This will confirm that the entire convertible debenture has been converted into Common Stock as of June 2, 2003, and that all, of the shares issued upon conversion have been sold by La Jolla under Rule 144.

                   Except as otherwise set forth above, the existing agreements between USA and La Jolla shall not be amended or modified in any respect whatsoever and shall continue in full force and effect in accordance with their terms.

          Please indicate La Jolla's agreement to this letter agreement by signing below where indicated and returning it to me.

                                            Sincerely.

                                            USA TECHNOLOGIES, INC.

                                            By: /s/ George R. Jensen, Jr.
                                               -------------------------------
                                                     Chief Executive Officer

AGREED TO AND APPROVED;

LA JOLLA COVE INVESTORS, INC.

By: /s/ Travis Huff
   ----------------------------------
     Travis Huff, Portfolio Manager